Exhibit 5.j

Crown Verpakking België N.V.

Merksemsteenweg 148

2100 Deurne (Antwerp)

Belgium

Dechert LLP

1717 Arch Street

4000 Bell Atlantic Tower

Philadelphia

PA 19103-2793

February 8, 2005

Dear Gentlemen and Ladies

Registration Statement on Form S-4 Registration No. 333-120780-56

We have acted as advisers as to Belgian law to Crown Verpakking België N.V. (“Crown Belgium”), a direct and indirect wholly-owned subsidiary of Crown European Holdings (the “Issuer”) in connection with the preparation and filing of the Registration Statement on Form S-4 (Registration Number 333-120780-56), originally filed on 24 November 2004, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), (as amended from time to time, the “Registration Statement”) and the Trust Indenture Act of 1939, as amended, relating to the proposed issuance of an aggregate of up to €460,000,000 principal amount of 6 ¼% First Priority Senior Secured Notes due 2011 (the “New Notes”) of the Issuer and guarantees thereof by Crown Belgium and certain other guarantors (the “New Guarantees”).

The New Notes and the New Guarantees are to be issued pursuant to the terms of the Indenture dated as of 1 September 2004 filed as Exhibit 4.j of Crown Holding Inc.’s Current Report dated 8 September 2004 (the “Indenture”) between Crown Holdings Inc., the Guarantors named therein (the “Guarantors”) and Wells Fargo Bank N.A., as trustee.

Upon the Registration Statement becoming effective under the Securities Act, the Issuer and the Guarantors will offer to exchange:

(i)	€460,000,000 principal amount of 6 ¼% First Priority Senior Secured Notes due 2011, issued and sold on 1 September 2004 and 1 October 2004 (the “Old Notes”) for up to €460,000,000 principal amount of the New Notes; and

(ii)	the guarantees of the Old Notes for the New Guarantees.

In connection with the foregoing, we have reviewed such records, documents, agreements and certificates, and examined such questions of law, as we have considered necessary or appropriate for the purpose of this opinion. In making our examination of records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of Crown Belgium ), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. We have further assumed that the entry by the Issuer and Crown Belgium into the documents described above is in good faith and for the purpose of carrying on their businesses and for bona fide commercial reasons and for the commercial benefit of and in the interests of the Issuer, its shareholders and Crown Belgium, and that Crown Belgium derived a direct or indirect benefit from entering into such documents which is commensurate with the risks and obligations incurred by its entering into such documents. In rendering our opinions, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Issuer and Crown Belgium.

Based upon the foregoing and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:-

1.	Crown Belgium has been incorporated and registered in Belgium as a corporation and has the corporate power and authority to execute and deliver the New Guarantees.

2.	The execution and delivery of the New Guarantees has been duly authorized by Crown Belgium.

3.	Crown Belgium has duly executed and delivered the Indenture.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

The opinion expressed herein is limited to the laws of Belgium. We do not purport to be qualified to give opinions upon and give no opinions as to the laws of any jurisdiction other than the laws of Belgium and we assume that no foreign law affects this opinion. This opinion does not relate to facts or laws or to the interpretation of laws after the date of this opinion and we do not assume any obligation to update this opinion or to inform you of any changes to facts or laws.

Very truly yours,

Dechert LLP

Richard J. Temko	Benedikte Verdegem
Member of the New York Bar	Advocaat bij de Balie van Brussel
Membre Associé du Barreau de Bruxelles
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